EXHIBIT 23.2


                     INDEPENDENTS AUDITOR'S CONSENT







The Board of Directors
Alfacell Corporation


We consent to incorporation by reference in the registration statement (No. 33-81308) on Form S-8 of Alfacell Corporation of our report dated December 9, 1992, except as to Note 18 which is July 19, 1993 and Note 3 which is October 28, 1993 relating to the balance sheets of Alfacell Corporation as of July 31, 1992 and 1991 as restated and the related statements of operations, stockholders' deficiency and cash flows for the three years ended July 31, 1992, as restated and for the period from inception August 24, 1981 to July 31, 1992, as restated.

Our report dated December 9, 1992, except as to Note 18 which is July 19, 1993 and Note 3 which is October 28, 1993, contains an explanatory paragraph that states that the Company's recurring losses from operations, working capital deficiency and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements and financial statement schedules do not include any adjustments that might result from the outcome of that uncertainty.


                                                   /S/ARMUS, HARRISON & CO.
                                                   Armus, Harrison & Co.

Mountainside, New Jersey
October 6, 1995